UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Capital Senior Living Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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September 14, 2021

Dear Capital Senior Living Shareholders,

You currently face a very important decision about the future of your investment in Capital Senior Living Corporation (the “Company”).

We are holding a Special Meeting of Stockholders (the “Special Meeting”) on October 12, 2021 to approve plans to raise up to $152.5 million through (a) the private placement of convertible preferred stock to affiliates of Conversant Capital LLC (“Conversant”) and (b) a proposed common stock rights offering to existing shareholders, which is contingent upon the closing of the private placement to Conversant (together, the “Transactions”).

We, the members of your Board of Directors (the “Board”), are writing today to strongly urge you to vote FOR the Transactions.

WHY ARE THE TRANSACTIONS SO CRITICAL?	Failing to approve the Transactions would leave the Company with insufficient cash to meet its near-term debt obligations and necessary capital expenditures and would put the survival of the Company in jeopardy, potentially leading to insolvency relief.

WHY ARE THE TRANSACTIONS THE BEST PATH FORWARD?	With the assistance of our advisors at leading investment bank Morgan Stanley, we thoroughly evaluated all potential strategic and financing alternatives – including a sale of the whole Company – over the course of multiple years. The Transactions represent the only viable path forward.

Your vote is essential, no matter how many shares you own. Importantly, if you do not vote, or if you abstain, then that will result in a vote against all or part of the Transactions.

THE TRANSACTIONS ARE THE ONLY VIABLE PATH FORWARD AND MAKE STRONG STRATEGIC AND FINANCIAL SENSE FOR SHAREHOLDERS

Benefits and Strategic Rationale

Injects Liquidity and Fortifies Balance Sheet

•  Resolves Going Concern Issues

•  Provides capital to address critical needs

•   $15 million for immediate working capital needs

•   Liquidity to address approximately $110 million of upcoming debt maturities

•   Additional financial flexibility to manage through ongoing industry challenges while cash flow remains negative

Positions Company to Restore Shareholder Value and Reignite Growth

•  Enables material investment into existing properties to accelerate recovery

•  Ability to pursue strategic expansion through acquisitions

Provides Opportunity for Existing Shareholder Participation

•  Rights Offering provides existing shareholders ability to participate in the Transactions and maintain substantial equity ownership

•  Opportunity to benefit from the improved business prospects and potential value creation of the Company

•  If existing holders elect not to subscribe, Conversant backstop provides certainty of financing

THE TRANSACTIONS ARE THE RESULT OF A ROBUST MULTI - YEAR PROCESS

•  18 Parties Contacted Concerning a Private Placement

•  0 Offers

•  Operational Improvement Plan

•  33 Parties Contacted Concerning a Transaction

•  3 Submitted Initial Non-Binding Proposals

•  2 Declined to Continue

•  1 Offer from Conversant

DO NOT PUT THE FUTURE OF YOUR INVESTMENT IN JEOPARDY

We currently face upcoming debt maturities of approximately $110 million, are not yet cash flow positive and are spending incrementally to improve occupancy and revenue. Further, we have an immediate need of approximately $15 million in working capital for the business. On top of all that, the industry operating environment remains uncertain as we face labor shortages, across-the-board inflationary pressures and the unknown potential impact of the Delta variant.

A vote against the Transactions is not a vote FOR anything – other than a gamble on an uncertain future. We urge you to ignore the attempts by an investor, Ortelius Advisors, L.P. (“Ortelius”), which is engaged in a misguided campaign to solicit votes against the Transactions. Despite months of unsubstantiated opposition to the Transactions, Ortelius has not provided a committed or bona fide alternative.

***

Your vote at the upcoming Special Meeting is critical to the future success of Capital Senior Living and to protecting your investment. Vote FOR the transaction on the WHITE proxy card today.

Sincerely,

The Capital Senior Living Board of Directors

Vote the WHITE proxy card. If you have any questions or need help in voting your shares, please call the firm assisting us with the solicitation of proxies: (866) 431-2108

No Offer or Solicitation /Additional Information and Where to Find It

This letter does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor will there be any sale of any securities in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The rights offering is being made pursuant to the Company’s shelf registration statement on Form S-3, which became effective on May 6, 2020, and a prospectus supplement containing the detailed terms of the rights offering filed with the SEC on September 10, 2021. Any offer will be made only by means of a prospectus and prospectus supplement forming part of the registration statement. Investors should read the prospectus and prospectus supplement and consider the investment objective, risks, fees and expenses of the Company carefully before investing. Copies of the prospectus and prospectus supplement may be obtained at the website maintained by the SEC at www.sec.gov.

In connection with the proposed transaction with Conversant Capital, the Company filed a proxy statement with the SEC on August 31, 2021. The Company may also file other relevant documents with the SEC regarding the proposed transaction. The proxy statement is being delivered to stockholders of the Company. This communication is not a substitute for the proxy statement or any other document that may be filed with the SEC in connection with the proposed transaction.

INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT MAY BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders are able to obtain free copies of the definitive proxy statement and other documents containing important information about the Company and the proposed transaction through the website maintained by the SEC at www.sec.gov.

Participants in the Solicitation

The Company and its executive officers and directors and certain other members of management and employees may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies in connection with the proposed transaction. Information regarding the Company’s directors and executive officers is available in its Proxy Statement on Schedule 14A for its 2020 Annual Meeting of Stockholders, filed with the SEC on November 3, 2020, and in its Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 31, 2021, as amended on April 30, 2021. These documents may be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the proxy statement and other relevant materials relating to the proposed transaction filed with the SEC.

Safe Harbor

The forward-looking statements in this letter are subject to certain risks and uncertainties that could cause the Company’s actual results and financial condition to differ materially, including, but not limited to, the Company’s ability to obtain stockholder approval for the proposed transaction; the satisfaction of all conditions to the closing of the proposed transaction; other risks related to the consummation of the proposed transaction, including the risk that the transaction will not be consummated within the expected time period or at all; the costs related to the proposed transaction; the impact of the proposed transaction on the Company’s business; any legal proceedings that may be brought related to the proposed transaction; the continued spread of COVID-19, including the speed, depth, geographic reach and duration of such spread; new information that may emerge concerning the severity of COVID-19; the actions taken to prevent or contain the spread of COVID-19 or treat its impact; the legal, regulatory and administrative developments that occur at the federal, state and local levels in response to the COVID-19 pandemic; the frequency and magnitude of legal actions and liability claims that may arise due to COVID-19 or the Company’s response efforts; the impact of COVID-19 and the Company’s near-term debt maturities on the Company’s ability to continue as a going concern; the Company’s ability to generate sufficient cash flows from operations, additional proceeds from debt refinancings, and proceeds from the sale of assets to satisfy its short and long-term debt obligations and to fund the Company’s capital improvement projects to expand, redevelop, and/or reposition its senior living communities; the Company’s ability to obtain additional capital on terms acceptable to it; the Company’s ability to extend or refinance its existing debt as such debt matures; the Company’s compliance with its debt agreements, including certain financial covenants, and the risk of cross-default in the event such non-compliance occurs; the Company’s ability to complete acquisitions and dispositions upon favorable terms or at all, including the transfer of certain communities managed by the Company on behalf of other owners; the Company’s ability to improve and maintain adequate controls over financial reporting and remediate the identified material weakness; the risk of oversupply and increased competition in the markets which the Company operates; the risk of increased competition for skilled workers due to wage pressure and changes in regulatory requirements; the departure of the Company’s key officers and personnel; the cost and difficulty of complying with applicable licensure, legislative oversight, or regulatory changes; the risks associated with a decline in economic conditions generally; the adequacy and continued availability of the Company’s insurance policies and the Company’s ability to recover any losses it sustains under such policies; changes in accounting principles and interpretations; and the other risks and factors identified from time to time in the Company’s reports filed with the Securities and Exchange Commission.

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